UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  November 29, 2019

Wize Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52545	88-0445167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Hanagar Street, Hod Hasharon, Israel	4527708
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +(972) 72-260-0536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

Effective November 29, 2019, Wize Pharma, Inc. (the “Company”) and its wholly-owned subsidiary Wize Pharma Ltd. (“Wize Israel”) entered into an amendment to convertible loan agreements (the “Amendment”) with Rimon Gold Assets Ltd. (“Rimon Gold”), Mobigo Inc., an entity owned by Chief Executive Officer Noam Danenberg (“Mobigo”), and Shimshon Fisher (“Fisher” and, together with Rimon Gold and Mobigo, the “Lenders”).

Pursuant to the Amendment, the Company repaid approximately $760,000 of the $1,520,000 outstanding under the loans, issued to the Lenders an aggregate of 2,816,196 shares of common stock upon conversion of the loans at $0.27 per share and five year warrants (the “Warrants”) to purchase an aggregate of 5,632,392 shares of common stock at an exercise price of $0.27. In addition, the parties agreed that all securities previously held by a Lender as a result of the loan agreements, (collectively, the “Terminated Securities”), convertible into an aggregate of 1,758,172 shares of common stock, will be terminated and cease to exist, and these Terminated Securities were converted into the right to receive additional Warrants exercisable into 1,312,983 shares of common stock.

The foregoing description of the Amendment and Warrants are not complete and are qualified in their entirety by the full text of the Amendment and Form of Warrant, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02. The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and were offered and sold pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wize Pharma, Inc.

Date: December 5, 2019	By:	/s/ Or Eisenberg
Name: Or Eisenberg Title: Chief Financial Officer